Exhibit 10.9

AMENDMENT TO SEVERANCE COMPENSATION AGREEMENT

This Amendment entered into by and between Aquila, Inc., a Delaware corporation (the “Company”) and _________________ (“Executive”).

WHEREAS, the Company and Executive are parties to a Severance Compensation Agreement dated November 7, 2007 (the “Agreement”) and the parties now desire to amend the Agreement to reflect the Agreement and Plan of Merger by and among the Company, Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation, dated February 6, 2007 and to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is amended as follows:

A.	Subparagraph (iv) under Section 2(c) is amended to read as follows:

(iv)      No later than the fifth (5th) business day following Executive’s Date of Termination, Executive shall receive a lump sum cash amount equal to thirty six (36) months times the employer-provided monthly cost for Executive’s health insurance coverage (medical, dental and vision) then in effect, grossed up for federal, state and local taxes at the maximum marginal rates.

B.	A new Section 2A is added to read as follows:

2A.      Change in Control Payment. Notwithstanding any provision in this Agreement to the contrary, upon the closing of the Agreement and Plan of Merger by and among the Company, Great Plains Energy Incorporated, Gregory Acquisition Corp. and Black Hills Corporation, dated February 6, 2007 (the “GXP Transaction”), which the parties acknowledge and agree shall constitute a change in the ownership or effective control of the Company within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-3(i)(5), and irrespective of whether or not Executive remains employed following the GXP Transaction, the Company shall pay to Executive a lump sum cash amount equal to the lump sum severance amount that would be payable to Executive pursuant to Section 2(b) assuming that Executive were involuntary terminated without Cause immediately following the closing the GXP Transaction. The lump sum payment pursuant to this Section 2A shall be in lieu of the severance payment under Section 2(b) of this Agreement and shall be paid as soon as administratively practicable following the closing the GXP Transaction.

C.	Section 3(a) is amended by adding the following to the end of said Section:

Any Gross-Up Payment payable pursuant to this Section 3 shall be paid by the Company to Executive no later than the end of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes.

D.	The definition of “Date of Termination” under Section 4(f) is amended to read as follows:

(f)         “Date of Termination” means the date Executive incurs a separation from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

E.	The definition of “Good Reason” under Section 4(i) is amended to read as follows:

(i)         “Good Reason” means any of the following if the same shall occur, without Executive’s express written consent:

(i)	A material diminution in Executive’s base compensation;

(ii)       A material diminution in Executive's authority, duties, or responsibilities;

(iii)      A material diminution in the authority, duties, or responsibilities of the corporate officer to whom Executive is required to report;

(iv)      A material diminution in the budget over which Executive retains authority;

(v)       A material change in the geographic location at which Executive must perform the services (for this purpose, any relocation of more that 50 miles shall be deemed a material change); or

(vi)      Any other action or inaction that constitutes a material breach by the Company under this Agreement.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

F.	A new Section 20 is added to read as follows:

20.        Compliance with Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee's separation from service (but only if such payments provide for the "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii)), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.

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IN WITNESS WHEREOF, the undersigned parties have executed this Amendment on the dates set forth.

AQUILA, INC.

By:	/s/ Richard C. Green
Title:	President & Chief Executive Officer
Date:	November 7, 2007

EXECUTIVE

By:
Date:

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